Exhibit 99.1

FOR IMMEDIATE RELEASE
December 5, 2005
Contact:	Philip J. Pantano
716-278-2598

SENECA NATION EXPECTS TO ANNOUNCE PLANS

FOR BUFFALO CASINO PROPERTY

Nation acquired nine acres near Inner Harbor

BUFFALO, NEW YORK – The Seneca Nation of Indians expects to announce its plans for a proposed Class III casino in the City of Buffalo later this week.

Seneca Nation officials, along with representatives from the Seneca Erie Gaming Corporation and local officials, plan to gather at the corner of Marvin and Fulton Streets on Thursday, December 8 at 10:30 a.m. to discuss details regarding the Nation’s third Western New York casino.

“By the end of this week, everyone should have a much clearer picture of what the Seneca Nation’s intentions are for developing a world-class casino in downtown Buffalo,” Barry E. Snyder, Sr., President of the Seneca Nation of Indians and Chairman of the Seneca Erie Gaming Corporation, said.

In October, the Nation announced that it has acquired nine acres of land in the Inner Harbor area of downtown Buffalo. The property is bordered

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by Michigan Avenue to the west, Perry Street to the north, Marvin Street to the east and South Park Avenue to the south.

According to the Nation-State Gaming Compact between the Seneca Nation of Indians and New York State, which was approved in 2002, the Seneca Nation has the exclusive right to develop and operate three Class III casinos in Western New York.

Seneca Niagara Casino opened in Niagara Falls on December 31, 2002, and Seneca Allegany Casino opened in Salamanca on May 1, 2004.